EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380
Summit Midstream Partners, LP Reports First Quarter 2017 Financial Results

•	First quarter 2017 net loss of $0.6 million

•	First quarter 2017 adjusted EBITDA of $71.4 million and DCF of $53.0 million

•	First quarter 2017 distribution coverage ratio was 1.19x

•	Rig count increased significantly across SMLP’s systems

•	SMLP reaffirms full year 2017 adjusted EBITDA guidance of $295.0 million to $315.0 million, with an annualized fourth quarter 2017 run rate between $325.0 million and $345.0 million
The Woodlands, Texas (May 4, 2017) - Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three months ended March 31, 2017. SMLP reported a net loss of $0.6 million for the first quarter of 2017 compared to a net loss of $3.7 million for the prior-year period. Net cash provided by operations totaled $62.4 million in the first quarter of 2017 compared to $66.8 million in the prior-year period. Adjusted EBITDA totaled $71.4 million and distributable cash flow totaled $53.0 million for the first quarter of 2017 compared to $70.0 million and $51.5 million, respectively, for the prior-year period.
Natural gas volume throughput averaged 1,627 million cubic feet per day (“MMcf/d”) in the first quarter of 2017, an increase of 6.8% compared to 1,523 MMcf/d in the prior-year period, and an increase of 8.2% compared to 1,504 MMcf/d in the fourth quarter of 2016. Crude oil and produced water volume throughput in the first quarter of 2017 averaged 76.4 thousand barrels per day (“Mbbl/d”), a decrease of 19.6% compared to 95.0 Mbbl/d in the prior-year period, and a decrease of 7.2% compared to 82.3 Mbbl/d in the fourth quarter of 2016. SMLP’s natural gas volume throughput metrics exclude its proportionate share of volume throughput from its 40% ownership interest in Ohio Gathering.
Steve Newby, President and Chief Executive Officer, commented, “SMLP’s first quarter 2017 financial and operating results correspond with our expectations and full year 2017 financial guidance. Over the last several months, drilling activity has increased significantly across our systems. We expect volume growth from this drilling activity to positively impact our operating and financial results in the second half of the year.
We took advantage of a favorable capital markets environment in the first quarter of 2017 by accessing the bond market for $500.0 million of senior notes at a 5.75% coupon. This opportunistic financing enabled us to repay all of the outstanding debt under our 7.50% senior notes, extend our debt maturity profile, and term out $172.0 million of revolver borrowings.
We continue to have a positive outlook on our business, and we believe we’ll see growth accelerate as we move throughout the year. Our customers are increasing their drilling and completion activity behind our systems, and many have taken steps to strengthen their balance sheets and enhance their capital position to execute their growth plans. In addition, we are encouraged by the level of commercial activity we are seeing, and we are evaluating a number of opportunities around our existing system footprints and in new basins.”
2017 Financial Guidance
SMLP is reaffirming its 2017 financial guidance with adjusted EBITDA expected to range from $295.0 million to $315.0 million and an annualized fourth quarter 2017 adjusted EBITDA run rate between $325.0 million and $345.0 million.
SMLP expects to incur $100.0 million to $150.0 million of capex in 2017, including maintenance capex of $15.0 million to $20.0 million. SMLP’s 2017 capex guidance reflects the inclusion of our contributions to equity method investees. SMLP expects full year distribution coverage will range from 1.15x to 1.25x.

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First Quarter 2017 Segment Results
The following table presents average daily throughput by reportable segment:

	Three months ended March 31,
	2017	2016
Average daily throughput (MMcf/d):
Utica Shale (1)	275	132
Williston Basin	17	25
Piceance/DJ Basins	615	572
Barnett Shale	286	341
Marcellus Shale	434	453
Aggregate average daily throughput	1,627	1,523

Average daily throughput (Mbbl/d):
Williston Basin	76.4	95.0
Aggregate average daily throughput	76.4	95.0

Ohio Gathering average daily throughput (MMcf/d) (2)	769	870
__________
(1) Exclusive of volume throughput for Ohio Gathering.
(2) Gross basis, represents 100% of volume throughput for Ohio Gathering, based on a one-month lag.
Utica Shale
The Utica Shale reportable segment includes our 40% ownership interest in Ohio Gathering, a natural gas gathering system in service and under development spanning the condensate, liquids-rich and dry gas windows of the Utica Shale in Harrison, Guernsey, Noble, Belmont and Monroe counties in southeastern Ohio. Segment adjusted EBITDA for the Utica Shale includes our proportional share of adjusted EBITDA from Ohio Gathering, based on a one-month lag. The Utica Shale reportable segment also includes Summit Utica, the natural gas gathering system we operate which is currently in service and under development in Belmont and Monroe counties in southeastern Ohio. Summit Utica gathers and delivers dry natural gas to interconnections with a third-party intrastate pipeline which provides access to the Clarington Hub.
Segment adjusted EBITDA for the first quarter of 2017 totaled $17.0 million, up 9.0% from $15.6 million for the prior-year period, primarily due to significantly higher volume throughput across Summit Utica, partially offset by lower volume throughput on Ohio Gathering and lower stabilization revenue at Ohio Condensate. Volume throughput on the Ohio Gathering system, which is based on a one-month lag, averaged 769 MMcf/d, gross, in the first quarter of 2017 compared to 870 MMcf/d, gross, in the prior-year period and 848 MMcf/d, gross, in the fourth quarter of 2016. Volume throughput on Ohio Gathering in the first quarter of 2017 was impacted by natural declines from existing wells on the system.
Ohio Gathering commissioned the Larew Compressor Station in March 2017 which is expected to facilitate incremental dry gas production beginning in the second quarter of 2017, and generates an incremental compression fee on all dry gas volumes. Currently, our customers are running five drilling rigs across the Ohio Gathering footprint, and we expect to see the volume benefit from this activity beginning in the second half of 2017.
Volume throughput on the Summit Utica system averaged 275 MMcf/d in the first quarter of 2017 compared to 132 MMcf/d in the prior-year period and 211 MMcf/d in the fourth quarter of 2016. Volume throughput for the first quarter of 2017 increased relative to the prior-year period due to our continued buildout of the Summit Utica gathering system and our connection of 23 new wells throughout 2016 and another four new wells during the first quarter of 2017. We expect volumes on Summit Utica will continue to grow throughout the balance of the year as new wells located on new and existing pad sites are completed.
In April 2017, we commissioned a new project to offload capacity constrained natural gas from a third-party gathering system adjacent to the Summit Utica system. We expect this project to significantly increase volumes on Summit Utica beginning in the second quarter of 2017, albeit at a lower gathering rate, given that we are providing high-pressure gathering and compression services and not low-pressure wellhead gathering services.

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Williston Basin
The Bison Midstream, Polar and Divide and Tioga Midstream systems provide our midstream services for the Williston Basin reportable segment. Bison Midstream gathers associated natural gas production in Mountrail and Burke counties in North Dakota and delivers to third-party pipelines serving a third-party processing plant in Channahon, Illinois. The Polar and Divide system gathers crude oil production in Williams and Divide counties in North Dakota and delivers to the COLT and Basin Transload rail terminals, as well as other third-party, intra- and interstate pipelines. The Polar and Divide system also gathers and delivers produced water to various third-party disposal wells in the region. Tioga Midstream is a crude oil, produced water and associated natural gas gathering system in Williams County, North Dakota. All crude oil and natural gas gathered on the Tioga Midstream system is delivered to third-party pipelines, and all produced water is delivered to third-party disposal wells.
Segment adjusted EBITDA for the Williston Basin segment totaled $17.8 million for the first quarter of 2017 compared to $19.7 million for the prior-year period. Compared to the prior-year period, first quarter 2017 volumes were negatively impacted due to a minimal number of new wells being commissioned behind our gathering systems during the first quarter of 2017. In addition to lower volumes, a certain Williston customer has gathering rates that reset up or down annually, based on actual volumes delivered, relative to a pre-determined schedule. The higher gathering rates that we enjoyed for this particular customer in the first quarter of 2016 were lowered in the second half of 2016 and impacted our sequential quarterly and year-over-year comparisons for this segment. Without any new drilling activity in 2017, we would expect to see gathering rates for this particular customer to reset higher in 2018. The Williston Basin segment benefitted from the recognition of $2.6 million in the first quarter of 2017 related to the settlement of a business interruption insurance claim associated with the temporary suspension of produced water gathering activities in 2015.
Liquids volumes averaged 76.4 Mbbl/d in the first quarter of 2017, a decrease of 19.6% over the prior-year period and a decrease of 7.2% compared to the fourth quarter of 2016. Lower liquids volumes were primarily related to natural declines from existing wells on the Polar and Divide system as no new wells were commissioned during the quarter. Certain of our customers remain active across the Polar and Divide system, with three drilling rigs currently working and adding to an existing backlog of more than 40 drilled uncompleted wells (“DUCs”) currently behind our Williston gathering systems. We expect many of these DUCs to begin to be commissioned over the next several months following the start-up of new, third-party, long-haul takeaway pipeline.
Associated natural gas volumes averaged 17 MMcf/d in the first quarter of 2017, a decrease of 32% over the prior-year period and flat compared to the fourth quarter of 2016. Volume declines were primarily related to natural declines from existing wells on the Bison Midstream and Tioga Midstream systems as only three new wells were connected during the quarter. In addition, the severe winter weather experienced late in the fourth quarter of 2016 continued into the beginning of 2017 and negatively impacted volumes during the quarter relative to the prior-year period.
Piceance/DJ Basins
The Grand River and the Niobrara G&P systems provide our midstream services for the Piceance/DJ Basins reportable segment. These systems provide natural gas gathering and processing services for producers operating in the Piceance Basin located in western Colorado and eastern Utah and in the Denver-Julesburg (“DJ”) Basin located in northeastern Colorado.
Segment adjusted EBITDA totaled $29.0 million for the first quarter of 2017, an increase of 16.8% from $24.8 million for the prior-year period. First quarter 2017 volume throughput averaged 615 MMcf/d, an increase of 7.5% from 572 MMcf/d in the prior-year period and flat with the fourth quarter of 2016. Volume growth relative to the prior-year period was primarily due to ongoing drilling and completion activity from our single-basin focused, private equity-backed customers. These customers commissioned dozens of new wells across our Piceance and DJ Basin gathering systems in 2016, and in the first quarter of 2017, these customers commissioned another 31 new wells. This activity was partially offset by the impact of our anchor customer’s continued suspension of drilling activities in the basin and the resulting natural declines from existing production. This impact of our anchor customer’s volume declines was partially offset by higher minimum volume commitment (“MVC”) shortfall payment adjustments associated with our gas gathering agreements. Certain of our customers remain active across our Piceance and DJ gathering systems with three drilling rigs currently working.
Barnett Shale
The DFW Midstream system provides our midstream services for the Barnett Shale reportable segment. This system gathers and delivers low-pressure natural gas received from pad sites, primarily located in southeastern Tarrant County, Texas, to downstream intrastate pipelines serving various natural gas hubs in the region.

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Segment adjusted EBITDA for the Barnett Shale segment totaled $12.1 million for the first quarter of 2017, a decrease of 14.1% from the prior-year period. Volume throughput of 286 MMcf/d in the first quarter of 2017 was down 16.1% compared to the prior-year period average of 341 MMcf/d and flat with the fourth quarter of 2016. No new wells were commissioned behind the DFW gathering system in the first quarter of 2017, but drilling activity behind the system has recently increased with two rigs added to the field since the end of the first quarter of 2017 and workover rigs returning several dormant wells to service late in the first quarter of 2017. This increased level of activity is largely due to the customer turnover we’ve experienced behind the system in the last several quarters, and we expect that it will lead to increasing volumes in the second half of 2017.
Marcellus Shale
The Mountaineer Midstream system provides our midstream services for the Marcellus Shale reportable segment. This system gathers high-pressure natural gas received from upstream pipeline interconnections with Antero Midstream Partners, LP and Crestwood Equity Partners LP. Natural gas on the Mountaineer Midstream system is delivered to the Sherwood Processing Complex located in Doddridge County, West Virginia.
Segment adjusted EBITDA for the Marcellus Shale segment totaled $5.6 million for the first quarter of 2017, an increase of 22.8% from $4.6 million for the prior-year period, primarily due to $1.2 million of right-of-way repair expenses incurred in the prior-year period. Volume throughput for this segment averaged 434 MMcf/d in the first quarter of 2017, a decrease of 4.2% from 453 MMcf/d in the prior-year period, and an increase of 16.0% from the 374 MMcf/d in the fourth quarter of 2016. Volume throughput increased relative to the fourth quarter of 2016 as a result of our customer commissioning new wells behind our system. We expect our customer to continue to complete its inventory of DUCs behind the Mountaineer Midstream system throughout the balance of the year which we expect will drive volumes higher, particularly in the second half of 2017.
MVC Shortfall Payments
SMLP billed its customers $7.0 million in the first quarter of 2017 related to MVCs. For those customers that do not have credit banking mechanisms in their gathering agreements, or do not have the ability to use MVC shortfall payments as credits, the MVC shortfall payments are accounted for as gathering revenue in the period that they are earned. For the first quarter of 2017, SMLP recognized $45.4 million of gathering revenue associated with MVC shortfall payments from certain customers in the Marcellus Shale, Piceance/DJ Basins, Williston Basin and Barnett Shale reportable segments. Of this amount, $37.7 million was related to a certain Williston Basin customer with whom we entered into a gathering agreement amendment during the first quarter of 2017. Pursuant to the amendment, the customer forfeited its MVC credit bank, which had been recorded on SMLP’s balance sheet in prior periods as deferred revenue.

MVC shortfall payment adjustments in the first quarter of 2017 totaled ($28.6) million and included ($38.5) million of deferred revenue related to MVC shortfall payments and $9.8 million related to MVC shortfall payment adjustments from certain customers in the Piceance/DJ Basins, Williston Basin and Barnett Shale reportable segments.

SMLP’s MVC shortfall payment mechanisms contributed $16.8 million of adjusted EBITDA in the first quarter of 2017.

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	Three months ended March 31, 2017
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin	—	37,693	(37,693)	—
Piceance/DJ Basins	3,574	4,366	(792)	3,574
Barnett Shale	—	—	—	—
Marcellus Shale	—	—	—	—
Total net change	$3,574	$42,059	$(38,485)	$3,574

MVC shortfall payment adjustments:
Utica Shale	$—	$—	$—	$—
Williston Basin	1,606	1,606	1,982	3,588
Piceance/DJ Basins	252	252	6,545	6,797
Barnett Shale	284	284	1,318	1,602
Marcellus Shale	1,240	1,240	—	1,240
Total MVC shortfall payment adjustments	$3,382	$3,382	$9,845	$13,227

Total	$6,956	$45,441	$(28,640)	$16,801
Capital Expenditures
SMLP recorded total capital expenditures of $19.4 million in the first quarter of 2017, including $4.9 million of contributions to equity method investees. Maintenance capital expenditures for the quarter totaled approximately $2.2 million. Development activities during the first quarter of 2017 were primarily related to the ongoing expansion of our Summit Utica natural gas gathering system as well as the continued development of certain pipeline and compression expansion projects in the Piceance/DJ Basins segment.
Capital & Liquidity
As of March 31, 2017, SMLP had $775.0 million of available borrowing capacity under its $1.25 billion revolving credit facility, subject to covenant limits. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $1.275 billion (inclusive of $800.0 million of senior unsecured notes), SMLP’s leverage ratio (as defined in the credit agreement) as of March 31, 2017 was 4.35 to 1.0.
Through March 31, 2017, the upper limit of SMLP’s leverage ratio financial covenant was 5.00 to 1.0. The leverage ratio upper limit can be permanently increased from 5.00 to 1.0 to 5.50 to 1.0 any time, at SMLP’s option, subject to the inclusion of a senior secured leverage ratio (as defined in the credit agreement) upper limit of 3.75 to 1.00.
In February 2017, SMLP’s wholly owned subsidiary, Summit Midstream Holdings, LLC and its wholly owned subsidiary, Summit Midstream Finance Corp., co-issued $500.0 million of senior unsecured notes due in 2025. The notes priced at par to yield 5.75%. The net proceeds from the offering were used to tender and redeem all of our 7.50% senior notes originally due in 2021 (including accrued interest), and repay $172.0 million of outstanding borrowings under our revolving credit facility. SMLP incurred $17.9 million of cash expenses related to the tender and redemption of our 7.50% senior notes.
Deferred Purchase Price Obligation
The consideration for the 2016 Drop Down consisted of (i) an initial $360.0 million cash payment (the “Initial Payment”) which was funded on March 3, 2016 with borrowings under SMLP’s revolving credit facility and (ii) a deferred payment which will be paid no later than December 31, 2020 (the “Deferred Purchase Price Obligation” or the “Deferred Payment,” as defined below). At the discretion of the board of directors of SMLP’s general partner, the Deferred Payment can be made in either cash or SMLP common units, or a combination thereof.

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The Deferred Payment will be equal to: (a) six-and-one-half (6.5) multiplied by the average Business Adjusted EBITDA of the 2016 Drop Down Assets for 2018 and 2019; less (b) the Initial Payment; less (c) all capital expenditures incurred for the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019; plus (d) all Business Adjusted EBITDA from the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019.  SMLP currently estimates that the Deferred Payment will be approximately $800.0 million to $900.0 million.
Quarterly Distribution
On April 27, 2017, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.575 per unit on all of its outstanding common units, or $2.30 per unit on an annualized basis, for the quarter ended March 31, 2017. This quarterly distribution remains unchanged from the previous quarter and from the quarter ended March 31, 2016. This distribution will be paid on May 15, 2017, to unitholders of record as of the close of business on May 8, 2017.
First Quarter 2017 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, May 5, 2017, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 44766086. The conference call will also be webcast live and can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.
A replay of the conference call will be available until May 19, 2017 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 44766086#. An archive of the conference call will also be available on SMLP's website.
Upcoming Investor Conferences
Members of SMLP’s senior management team will participate in Deutsche Bank’s 2nd Annual Midstream, MLP and Natural Gas Conference in New York, New York on May 9, 2017; the 2017 Master Limited Partnership Association’s 2017 MLP Investor Conference in Orlando, Florida on June 1, 2017 and June 2, 2017; and Bank of America Merrill Lynch’s 2017 Energy Credit Conference in New York, New York on June 6, 2017. The presentation materials associated with these events will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of each conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA and distributable cash flow, each a non-GAAP financial measure. We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, unit-based and noncash compensation, Deferred Purchase Price Obligation expense, early extinguishment of debt expense, impairments and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains. We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, cash taxes paid and maintenance capital expenditures. Because adjusted EBITDA and distributable cash flow may be defined differently by other entities in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other entities, thereby diminishing their utility.
Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by external users of our financial statements such as investors, commercial banks, research analysts and others.
Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make cash distributions and support our indebtedness;

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

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EXHIBIT 99.1

•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

•
the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other noncash income or expense items.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to make future cash distributions and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.
Both of these measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. For example:

•
certain items excluded from adjusted EBITDA and distributable cash flow are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

•	adjusted EBITDA and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	adjusted EBITDA and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs; and

•
although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process. Reconciliations of GAAP to non-GAAP financial measures are attached to this press release.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees, (ii) deferred purchase price obligation income or expense and (iii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming. SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 35.0% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company

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controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns an 8.0% limited partner interest in SMLP.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2017, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees, (ii) deferred purchase price obligation income or expense and (iii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$6,285	$7,428
Accounts receivable	53,669	97,364
Other current assets	3,240	4,309
Total current assets	63,194	109,101
Property, plant and equipment, net	1,854,083	1,853,671
Intangible assets, net	411,778	421,452
Goodwill	16,211	16,211
Investment in equity method investees	702,751	707,415
Other noncurrent assets	7,056	7,329
Total assets	$3,055,073	$3,115,179

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$17,764	$16,251
Accrued expenses	12,107	11,389
Due to affiliate	486	258
Ad valorem taxes payable	4,066	10,588
Accrued interest	5,703	17,483
Accrued environmental remediation	5,883	4,301
Other current liabilities	4,818	11,471
Total current liabilities	50,827	71,741
Long-term debt	1,264,912	1,240,301
Deferred Purchase Price Obligation	584,164	563,281
Deferred revenue	18,980	57,465
Noncurrent accrued environmental remediation	3,263	5,152
Other noncurrent liabilities	7,812	7,566
Total liabilities	1,929,958	1,945,506

Common limited partner capital	1,085,255	1,129,132
General partner interests	28,511	29,294
Noncontrolling interest	11,349	11,247
Total partners' capital	1,125,115	1,169,673
Total liabilities and partners' capital	$3,055,073	$3,115,179

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EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2017	2016
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$118,013	$78,100
Natural gas, NGLs and condensate sales	11,120	7,588
Other revenues	6,672	4,883
Total revenues	135,805	90,571
Costs and expenses:
Cost of natural gas and NGLs	9,052	6,290
Operation and maintenance	23,692	25,842
General and administrative	14,132	12,879
Depreciation and amortization	28,569	27,728
Transaction costs	—	1,174
Loss (gain) on asset sales, net	3	(63)
Long-lived asset impairment	284	—
Total costs and expenses	75,732	73,850
Other income	71	22
Interest expense	(16,716)	(15,882)
Early extinguishment of debt	(22,020)	—
Deferred Purchase Price Obligation expense	(20,883)	(7,463)
Income (loss) before income taxes and (loss) income from equity method investees	525	(6,602)
Income tax (expense) benefit	(452)	77
(Loss) income from equity method investees	(656)	2,860
Net loss	$(583)	$(3,665)

Loss per limited partner unit:
Common unit – basic	$(0.04)	$(0.12)
Common unit – diluted	$(0.04)	$(0.12)

Weighted-average limited partner units outstanding:
Common units – basic	72,149	66,493
Common units – diluted	72,149	66,493

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended March 31,
	2017		2016
	(Dollars in thousands)
Other financial data:
Net loss	$(583)		$(3,665)
Net cash provided by operating activities	$62,449		$66,849
Capital expenditures	$14,428		$61,326
Contributions to equity method investees	$4,936		$15,645
Acquisitions of gathering systems (1)	$—		$867,427
Adjusted EBITDA	$71,410		$70,009
Distributable cash flow	$52,951		$51,538
Distributions declared (2)	$44,577		$41,045
Distribution coverage ratio (3)	1.19	x	1.26	x

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,627		1,523
Aggregate average daily throughput – liquids (Mbbl/d)	76.4		95.0

Ohio Gathering average daily throughput (MMcf/d) (4)	769		870
__________
(1) Reflects cash and noncash consideration, including working capital and capital expenditure adjustments paid (received), for acquisitions and/or drop downs.
(2) Represents distributions declared in respect of a given period. For example, for the three months ended March 31, 2017, represents the distributions to be paid in May 2017.
(3) Distribution coverage ratio calculation for the three months ended March 31, 2017 and 2016 is based on distributions declared in respect of the first quarter of 2017 and 2016. Represents the ratio of distributable cash flow to distributions declared.
(4) Gross basis, represents 100% of volume throughput for Ohio Gathering, based on a one-month lag.

EX 99.1-11

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF REPORTABLE SEGMENT ADJUSTED EBITDA
TO ADJUSTED EBITDA

	Three months ended March 31,
	2017	2016
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale (2)	$16,985	$15,577
Williston Basin	17,809	19,719
Piceance/DJ Basins	28,974	24,817
Barnett Shale	12,088	14,077
Marcellus Shale	5,647	4,600
Total	81,503	78,790
Less corporate and other (3)	10,093	8,781
Adjusted EBITDA	$71,410	$70,009
__________
(1) We define segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) unit-based and noncash compensation, (vi) Deferred Purchase Price Obligation expense, (vii) early extinguishment of debt expense, (viii) impairments and (ix) other noncash expenses or losses, less other noncash income or gains.
(2) Includes our proportional share of adjusted EBITDA for Ohio Gathering, based on a one-month lag. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.
(3) Corporate and other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items, natural gas and crude oil marketing services, transaction costs, interest expense, early extinguishment of debt and Deferred Purchase Price Obligation expense.

EX 99.1-12

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended March 31,
	2017		2016
	(Dollars in thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net loss	$(583)		$(3,665)
Add:
Interest expense	16,716		15,882
Income tax expense	452		—
Depreciation and amortization (1)	28,418		27,865
Proportional adjusted EBITDA for equity method investees (2)	9,073		12,388
Adjustments related to MVC shortfall payments (3)	(28,640)		11,142
Unit-based and noncash compensation	2,128		1,956
Deferred Purchase Price Obligation expense (4)	20,883		7,463
Early extinguishment of debt (5)	22,020		—
Loss (gain) on asset sales, net	3		(63)
Long-lived asset impairment	284		—
Less:
Interest income	—		22
Income tax benefit	—		77
(Loss) income from equity method investees	(656)		2,860
Adjusted EBITDA	$71,410		$70,009
Add:
Cash interest received	—		22
Cash taxes received	—		77
Less:
Cash interest paid	28,040		25,164
Senior notes interest adjustment (6)	(11,781)		(9,750)
Maintenance capital expenditures	2,200		3,156
Distributable cash flow	$52,951		$51,538

Distributions declared (7)	$44,577		$41,045

Distribution coverage ratio (8)	1.19	x	1.26	x
__________
(1) Includes the amortization expense associated with our favorable and unfavorable gas gathering contracts as reported in other revenues.
(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.
(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.
(4) Deferred Purchase Price Obligation expense represents the change in the present value of the Deferred Purchase Price Obligation.
(5) Early extinguishment of debt includes $17.9 million paid for redemption and call premiums, as well as $4.1 million of unamortized debt issuance costs which were written off in connection with the repurchase of the outstanding $300.0 million 7.5% Senior Notes in the first quarter of 2017.
(6) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15, beginning October 15, 2017 until maturity in April 2025.

EX 99.1-13

EXHIBIT 99.1

(7) Represents distributions declared in respect of a given period. For example, for the three months ended March 31, 2017, represents the distributions to be paid in May 2017.
(8) Distribution coverage ratio calculation for the three months ended March 31, 2017 and 2016 is based on distributions declared in respect of the first quarter of 2017 and 2016. Represents the ratio of distributable cash flow to distributions declared.

EX 99.1-14

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended March 31,
	2017	2016
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$62,449	$66,849
Add:
Interest expense, excluding amortization of debt issuance costs	15,684	14,977
Income tax expense	452	—
Changes in operating assets and liabilities	21,336	(23,444)
Proportional adjusted EBITDA for equity method investees (1)	9,073	12,388
Adjustments related to MVC shortfall payments (2)	(28,640)	11,142
Less:
Distributions from equity method investees	8,944	11,804
Interest income	—	22
Income tax benefit	—	77
Adjusted EBITDA	$71,410	$70,009
Add:
Cash interest received	—	22
Cash taxes received	—	77
Less:
Cash interest paid	28,040	25,164
Senior notes interest adjustment (3)	(11,781)	(9,750)
Maintenance capital expenditures	2,200	3,156
Distributable cash flow	$52,951	$51,538
__________
(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.
(2) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.
(3) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15, beginning October 15, 2017 until maturity in April 2025.

Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-15